Filed Pursuant to Rule 433

Registration No. 333-267245

Final Term Sheet

February 20, 2024

VERIZON COMMUNICATIONS INC.

$1,000,000,000 5.500% Notes due 2054

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	5.500% Notes due 2054 (the “Notes”)

Trade Date:	February 20, 2024

Settlement Date (T+3):	February 23, 2024

Maturity Date:	February 23, 2054

Aggregate Principal Amount Offered:	$1,000,000,000

Public Offering Price:	98.727% plus accrued interest, if any, from February 23, 2024

Underwriting Discount:	0.750%

Proceeds to Verizon (before expenses):	97.977%

Interest Rate:	5.500% per annum

Interest Payment Dates:	Semiannually on each February 23 and August 23, commencing August 23, 2024

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	(i) Make-whole call at any time prior to August 23, 2053 (six months prior to maturity), at the Treasury Rate plus 20 basis points; and (ii) par call at any time on or after August 23, 2053 (six months prior to maturity), at 100% of the principal amount of the Notes being redeemed

CUSIP:	92343VGW8

ISIN:	US92343VGW81

Allocation:

Principal Amount of Notes
Citigroup Global Markets Inc.	$200,000,000
Loop Capital Markets LLC	200,000,000
Morgan Stanley & Co. LLC	200,000,000
Samuel A. Ramirez & Company, Inc.	200,000,000
Siebert Williams Shank & Co., LLC	200,000,000

Total	$1,000,000,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Loop Capital Markets LLC Morgan Stanley & Co. LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated February 20, 2024; Prospectus dated September 2, 2022

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll free at 1-800-831-9146, Loop Capital Markets LLC at 1-312-913-4900, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, Samuel A. Ramirez & Company, Inc. toll free at 1-800-888-4086, or Siebert Williams Shank & Co., LLC toll free at 1-800-924-1311, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.